UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2023

RUBIUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38586	46-2688109
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o Verdolino & Lowey, P.C. 124 Washington Street, Suite 101 Foxborough, MA	02035
(Address of registrant’s principal executive office)	(Zip code)

(508) 543-1720 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RUBY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by Rubius Therapeutics, Inc. (the “Company”) in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 6, 2023, the Company was notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon the Company’s non-compliance with the $1.00 bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) as of January 23, 2023, and the Staff’s determination that the Company is a “public shell” as that term is defined in Nasdaq Listing Rule 5101, the Company would be delisted at the opening of business on February 15, 2023 unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”) to address the deficiencies and present a plan to regain compliance. On February 13, 2023, the Company timely requested a hearing before the Panel.

On March 3, 2023, the Company informed the Staff of its decision to withdraw its request for a hearing before the Panel (the “Withdrawal”). Due to the Withdrawal, the Staff notified the Company on March 3, 2023 that trading in the Company's stock will be suspended upon the opening of business on March 7, 2023. Thereafter, Nasdaq will file a Form 25 with the SEC to formally delist the Company's stock. Nasdaq has not specified the exact date on which the Form 25 will be filed.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On February 27, 2023 and February 28, 2023, Sir Jonathan R. Symonds and Catherine A. Sohn, respectively, each notified the Company of their respective resignations as members of the Company’s board of directors (the “Board”), effective immediately. Neither of the resignations of Dr. Sohn and Sir Symonds resulted from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Termination of Officer

As previously disclosed by the Company’s Current Report on Form 8-K filed with the Commission on February 6, 2023 (the “February 8-K”), Dannielle Appelhans’ employment as the Company’s Chief Executive Officer and President was expected to terminate no later than January 31, 2023, but in light of the Company’s continued review of strategic alternatives, Ms. Appelhans agreed to continue to serve as the Company’s Chief Executive Officer and President until no later than March 3, 2023 (the “Extension of Services Arrangement”). Pursuant to the Extension of Services Arrangement, Ms. Appelhans' position as Chief Executive Officer and President of the Company terminated on March 3, 2023. Ms. Appelhans' termination was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Election of Director and Officer

On March 2, 2023, the Board appointed Craig Jalbert, age 61, as the Company's President, Treasurer, Corporate Secretary, and a Class I director, to fill the vacancy created by Ms. Appelhans' termination, effective March 4, 2023. Mr. Jalbert will also serve as the Company’s principal executive officer, and as its interim principal financial officer and principal accounting officer. The term of the Company’s Class I directors, including Mr. Jalbert, expires on the date of the Company’s annual meeting of stockholders to be held in 2025 or upon the election and qualification of successor directors. Mr. Jalbert has not been appointed to any committee of the Board and as of the date hereof is not expected to be appointed to any committee of the Board.

Mr. Jalbert has served as a principal of the Foxborough, Massachusetts accounting firm of Verdolino & Lowey, P.C. since 1987. For over 30 years he has focused his practice in distressed businesses and has served, and continues to serve, in the capacities of officer and director for numerous firms in their wind-down phases.

As previously disclosed in the Company's Current Report on Form 8-K filed with the Commission on February 22, 2023, the Board approved a plan of liquidation and dissolution of the Company (the “Plan of Dissolution”), subject to the approval of the Company's stockholders. In connection with his appointment, Mr. Jalbert will be compensated in the amount of $10,000 per month. If the stockholders approve the dissolution and the Board determines to implement the dissolution, following the filing of the certificate of dissolution with the Secretary of State of the State of Delaware, Mr. Jalbert will be compensated in the amount of $50,000 per year for a period of three years. There is no arrangement or understanding pursuant to which Mr. Jalbert was appointed to the Board. There are no family relationships between Mr. Jalbert and any director or executive officer of the Company, and Mr. Jalbert has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2023	RUBIUS THERAPEUTICS, INC.

	By:	/s/ Dannielle Appelhans
Dannielle Appelhans
Chief Executive Officer